                                                                   EXHIBIT 10.01


                              SETTLEMENT AGREEMENT

         This Settlement Agreement ("Agreement" or "Settlement Agreement") is made this 12th day of October 2001 by and among Quintiles Transnational Corp. ("Quintiles"), a corporation organized and existing under the laws of the State of North Carolina; WebMD Corporation ("WebMD"), a corporation organized and existing under the laws of the State of Delaware; and ENVOY Corporation ("ENVOY"), a corporation organized and existing under the laws of the State of Delaware. This Agreement shall become binding and take effect as of the date hereof (the "Effective Date").



                                   BACKGROUND

         1. On January 22, 2000, Quintiles and Healtheon/WebMD Corp. ("HWMD") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which they agreed, inter alia, for Quintiles' wholly-owned subsidiary ENVOY to become a wholly-owned subsidiary of HWMD (the "Merger").

         2. The parties consummated the Merger on May 26, 2000. In connection therewith the parties entered into (a) a Data Rights Agreement (the "Data Rights Agreement") under which they agreed, inter alia, that HWMD would furnish certain data to Quintiles, (b) an Internet Product Development and Marketing Agreement (the "Internet Agreement") under which they agreed, inter alia, to engage in the collaborative development, marketing and commercialization of a portfolio of Internet-based products and services for the pharmaceutical industry, and (c) a Tax Sharing Agreement (the "Tax Sharing Agreement") under which they agreed, inter alia, to allocate certain tax burdens and benefits which occurred prior to the consummation of the Merger and certain other tax matters. Simultaneously, Quintiles issued HWMD a warrant to purchase ten million (10,000,000) shares of Quintiles Common Stock (the "Warrant"). Quintiles and HWMD amended the Data Rights Agreement through a Temporary Addendum to Data Rights Agreement (the "Temporary Addendum"), dated as of May 22, 2000.

         3. On September 12, 2000, HWMD changed its name to WebMD Corporation.

         4. On February 24, 2001, WebMD suspended its delivery of data under the Data Rights Agreement.

         5. On or about February 25, 2001, Quintiles commenced a lawsuit against WebMD in the Superior Court of Wake County, North Carolina captioned Quintiles Transnational Corp. v. WebMD Corporation, Civil Action No. 01 CVS 2289, which lawsuit was subsequently removed by WebMD to the United States District Court for the Eastern District of North Carolina, Western Division, where it is captioned Quintiles Transnational Corp. v. WebMD Corporation, 5:01 CV 180 BO(3) (the "Litigation").

         6. Quintiles alleges in the Litigation, inter alia, that WebMD's suspension of the delivery of data on February 24, 2001 constituted a material breach of the Data Rights Agreement by WebMD.

         7. On March 20, 2001, the United States District Court for the Eastern District of North Carolina entered in the Litigation a written order granting Quintiles' motion for a preliminary injunction requiring the uninterrupted and unaltered flow of data (the "Preliminary Injunction").

         8. On April 26, 2001 WebMD filed a Notice of Appeal with the United States Court of Appeals for the Fourth Circuit, appealing the District Court's March 20, 2001 order (the "Appeal").

         9. On October 9, 2001 Quintiles filed and served its Amended Complaint in the Litigation asserting various claims against WebMD, ENVOY, Martin J. Wygod, and W. Michael Long, and on that same date WebMD filed its Appeal Brief.

         10. In addition to the matters in dispute in the Litigation, additional disputes have also arisen between Quintiles and WebMD concerning the parties' respective rights and obligations under the Data Rights Agreement, Internet Agreement and Tax Sharing Agreement.

         11. Quintiles and WebMD have agreed to resolve and to compromise between them on a permanent and final basis all matters and issues in dispute regarding the Litigation, the Data Rights Agreement including the Temporary Addendum, the Internet Agreement, the Tax Sharing Agreement, the Warrant, and certain other matters, as set forth in this Agreement.

                                      TERMS

         NOW, THEREFORE, for and in consideration of the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Quintiles and WebMD hereby agree as follows:

         1. Definitions

         As used in this Agreement, the following terms shall have the meanings set forth below:

         (a) "Acquirer" means any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Quintiles, WebMD or one of their Affiliates.

         (b) "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Quintiles or WebMD, respectively, as defined and used under Rule 405 of Regulation C of the Securities Act of 1933, as amended.

         (c) "Closing" shall mean the date WebMD makes payment of the purchase price for, and Quintiles transfers its title, interest and ownership rights in, the Shares.

         (d) "ENVOY Liquidity Event" means the closing of a transaction pursuant to which WebMD sells or otherwise transfers to an Acquirer all or substantially all of the stock or assets of ENVOY in one or a series of related transactions including through sale, consolidation, merger, business combination or similar transaction, provided that there may be no more than one ENVOY Liquidity Event and provided further that there shall be no ENVOY Liquidity Event after or concurrent with a WebMD Liquidity Event.

         (e) "Liquidity Event" means either an ENVOY Liquidity Event or a WebMD Liquidity Event.

         (f) "WebMD Liquidity Event" means the closing of a transaction pursuant to which (i) WebMD consolidates with, merges into or engages in a business combination or similar transaction, or a series of related transactions, with an Acquirer with the effect that the persons who were the shareholders of WebMD immediately prior to the effective time of such merger, consolidation or other transaction hold, immediately following the consummation of such transaction, less than 50% of the combined voting power of the surviving or resulting corporation (or other entity) ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (ii) all or substantially all of WebMD's assets or more than 50% of its common stock are sold or otherwise transferred to any Acquirer.

         (g) "WebMD Share Price" means the average of the volume weighted average trading price per share of common stock of WebMD for the three consecutive trading days up to and including the trading day that is two trading days before the date of the Liquidity Event.

         2. Delivery of Data

         (a) Delivery of Data. WebMD will deliver and provide data to Quintiles, at no charge, at all times as of and after the Effective Date and through February 28, 2002 (the "Transition Period"), from the sources, in the manner and in the de-identified, encrypted format (such format being the "Access Specifications") as WebMD, ENVOY or any of WebMD's Affiliates (collectively, "WebMD Companies" and each a "WebMD Company") has been providing under the Data Rights Agreement and the Preliminary Injunction in the period immediately prior to the Effective Date, for use by Quintiles internally and in data products. The data to be delivered pursuant to this Agreement will be delivered free of any liability to make any royalty payment and will be delivered completely without charge or cost to Quintiles. The parties hereto agree that after February 28, 2002, Quintiles may continue to use the data previously provided, to the full extent provided by law, all without any liability to make any royalty payment to WebMD and all without any charge or cost to Quintiles. Nothing in this Section 2(a) is intended or shall be construed to relieve Quintiles of its obligations under the Indemnification and Contribution Arrangement (as defined below).

         (b) Suspension of Access to Data. Notwithstanding Section 2(a), if during the Transition Period any existing or future customer of a WebMD Company (a "WebMD Customer") requests in writing such WebMD Company to cease the flow of data transmitted to or received from such customer by such WebMD Company to Quintiles, WebMD may cease the flow of such data to Quintiles to the extent of such written request, provided that WebMD delivers prompt written notice to Quintiles of any such request and that WebMD continues or resumes providing such suspended data (as the case requires) as soon as possible (but not later than five (5) business days) after receiving authorization and instruction from such customer to do so on such customer's behalf.

         3. Customer Contact

         During the Transition Period, the content of any communication by Quintiles with any WebMD Customer during the Transition Period must be approved by WebMD in writing, which approval will not be unreasonably withheld or delayed. In addition, Quintiles agrees to notify WebMD in advance of any such communication. During the Transition Period, any communication or action with WebMD Customers by Quintiles and WebMD must be consistent with each party's desire to maintain good relations with such customers and must not impair either party's relationship with such customers, provided that this Section 3 is neither intended to be nor shall be construed as creating an agreement not to solicit each other's customers (except as provided by this Section 3) or not to compete. No non-solicitation, except as provided by this Section 3, or non-competition rights or obligations are imposed on either party by this Agreement.

         4. Post-Transition Period

         After the Transition Period, WebMD shall have no further obligation to provide data to Quintiles, nor shall WebMD initiate action with a court or governmental authority that is intended to restrict, prohibit, or otherwise impair Quintiles' use of data provided on or prior to February 28, 2002; provided, however, that nothing in this Section 4 or elsewhere in this Agreement shall be construed to prevent WebMD from (i) responding truthfully to inquiries from third parties; (ii) providing documents, information or testimony in response to subpoenas and other requests from governmental authorities or in connection with judicial or administrative proceedings; or (iii) raising any claim or defense in connection with enforcement or other actions initiated by governmental authorities or lawsuits filed by consumers, customers or other parties.

         5. Purchase of WebMD Stock Owned by Quintiles

         WebMD agrees to purchase and Quintiles agrees to sell thirty-five million (35,000,000) shares of WebMD common stock, par value $.0001 per share, now held by Quintiles (the "Shares") for a purchase price of One Hundred Eighty-Five Million Dollars ($185,000,000) in immediately available funds. As soon as practicable following execution of this Agreement, not to exceed three
(3) business days, Quintiles shall transfer its entire title, interest and ownership rights in the Shares to WebMD by delivery to WebMD or its designee of share certificate(s) evidencing the Shares and endorsed for transfer to WebMD, against (and contingent upon) payment of the purchase price therefor by WebMD by certified check, wire transfer or such other form of payment in same day funds as shall be mutually agreed upon by Quintiles and WebMD. Quintiles shall deliver to WebMD all certificates representing the Shares free and clear of any Encumbrances. WebMD hereby waives any applicable transfer restrictions contained in Section 8.13 of the Merger Agreement solely to permit the sale of Shares by Quintiles to WebMD.

         6. Quintiles' Liquidity Event Recapture Rights

         (a) If (i) a Liquidity Event occurs on or before June 30, 2003 or (ii) on or before June 30, 2003, WebMD enters into a written definitive agreement with an Acquirer to consummate a Liquidity Event that closes on or before June 30, 2004, WebMD shall pay Quintiles (in the manner specified below) 100% of the Liquidity Event Price Difference (defined below) upon the closing of such Liquidity Event. If on or before June 30, 2004, but after June 30, 2003, WebMD enters into a written definitive agreement with an Acquirer to consummate a Liquidity Event that closes on or before June 30, 2004, WebMD shall pay Quintiles (in the manner specified below) 80% of the Liquidity Event Price Difference upon the closing of such Liquidity Event.

         (b) The Liquidity Event Price Difference will equal:

                  (i) in the case of a WebMD Liquidity Event, (x) the amount by which the purchase price per WebMD common share applicable to such WebMD Liquidity Event exceeds Four Dollars ($4.00) per share times (y) thirty-five million (35,000,000); or

                  (ii) in the case of an ENVOY Liquidity Event, 10% of the amount by which the sale price applicable to such Envoy Liquidity Event exceeds Five Hundred Million Dollars ($500,000,000).

         (c) If a WebMD Liquidity Event occurs, upon the closing of such WebMD Liquidity Event, WebMD will pay Quintiles the appropriate amount, as determined pursuant to Sections 6(a) and 6(b) above, at WebMD's option in cash or WebMD common stock. If WebMD pays Quintiles in WebMD common stock, such common stock shall be delivered immediately prior to the closing of such WebMD Liquidity Event and shall be exchanged as part of such WebMD Liquidity Event for the same consideration received by other WebMD shareholders upon the occurrence of the WebMD Liquidity Event and such consideration will have the same degree of transferability and in all respects be the same as that received by other non-Affiliate shareholders of WebMD, provided that WebMD's obligation to pay the Liquidity Event Price Difference for such WebMD Liquidity Event shall be satisfied if WebMD pays Quintiles the lesser of (i) the number of shares of WebMD common stock otherwise payable under this
Section 6 and (ii) 35,000,000 shares of WebMD common stock.

         (d) If an ENVOY Liquidity Event occurs, upon the closing of such ENVOY Liquidity Event, WebMD will pay Quintiles the appropriate amount, as determined pursuant to Sections 6(a) and 6(b) above, at WebMD's option in cash or the consideration received by WebMD in such ENVOY Liquidity Event or WebMD common stock (which is freely transferable or subject to an effective resale registration statement). If WebMD pays Quintiles in the consideration received by WebMD, such consideration shall have the same degree of transferability and in all respects be the same as that received by WebMD. If WebMD pays Quintiles in WebMD common stock, WebMD's obligation to pay the Liquidity Event Price Difference for such Envoy Liquidity Event shall be satisfied if WebMD pays Quintiles the lesser of (i) the number of shares of WebMD common stock otherwise payable under this Section 6 and (ii) 35,000,000 shares of WebMD common stock.

         (e) If the WebMD Liquidity Event is the first Liquidity Event to occur following the date hereof or if a WebMD Liquidity Event occurs concurrent with an ENVOY Liquidity Event, Quintiles will be entitled to the appropriate amount, as determined pursuant to Sections 6(a) and 6(b) above, only with respect to the WebMD Liquidity Event. If an ENVOY Liquidity Event occurs prior to any WebMD Liquidity Event, the amount of any Liquidity Event Price Difference otherwise payable by WebMD pursuant to Sections 6(a) and 6(b) above to Quintiles in respect of a subsequent WebMD Liquidity Event shall be reduced by the prior amount of any Liquidity Event Price Difference paid by WebMD to Quintiles in respect of the ENVOY Liquidity Event (except that such reduction shall be appropriately adjusted to the extent WebMD has made a special distribution to its shareholders of the consideration received in the ENVOY Liquidity Event). For the avoidance of doubt, this Section is intended to prevent double payment to the extent of any amount actually paid by WebMD to Quintiles in respect of an ENVOY Liquidity Event.

         (f) Quintiles' rights to receive any and all payments under this section will terminate following the occurrence of any WebMD Liquidity Event (except with respect to such WebMD Liquidity Event) whether or not such WebMD Liquidity Event gives rise to the payment of a Liquidity Event Price Difference under this Agreement. For the avoidance of doubt, a Liquidity Event shall not include any action by WebMD or its Affiliates designed to create an artificial Liquidity Event avoiding or seeking to avoid the observance or performance of any of WebMD's obligations regarding the Liquidity Event recapture rights of Quintiles set forth in this Agreement, including but not limited to, by means of amendment of WebMD's or an Affiliate's articles of incorporation, reorganization, transfer of capital stock or assets, consolidation, dissolution, issue or sale of securities or any other similar action.

         (g) If, at any time after the date hereof, WebMD shall (i) pay a dividend or make a distribution on its common stock in additional shares of common stock, (ii) subdivide its outstanding shares of common stock into a larger number of shares of common stock, or (iii) combine its outstanding shares of common stock into a smaller number of shares of common stock, the Liquidity Event Price Difference (including the price per share and the number of shares referred to in Sections 6(b), (c) and (d)) shall be adjusted appropriately, The adjustments required by this Section 6(g) shall be made whenever and as often as any specified event requiring an adjustment shall occur, so that a calculation of a Liquidity Event Price Difference made immediately before and immediately after the event or the record date therefor, as, applicable, requiring adjustment would be the same.

         (h) The following provisions shall apply:

         For purposes of Section 6(b)(i), the "purchase price per WebMD common share" in a WebMD Liquidity Event shall be (A) the cash amount per share paid by the Acquirer acquiring such shares (or otherwise received by holders of WebMD common stock), in the event of an acquisition of WebMD common stock for cash;
(B) an amount equal to the WebMD Share Price, in the event of an acquisition of WebMD common stock for securities or cash and securities of an Acquirer; or (C) in the case of an acquisition of all or substantially all of the assets of WebMD, the fair market value, as determined in good faith by the board of directors of WebMD (and subject to the dispute resolution set forth below) on the day before the date of the WebMD Liquidity Event, of the consideration paid by the Acquirer acquiring all or substantially all of the assets of WebMD divided by the total number of outstanding shares of common stock of WebMD on a fully diluted basis (using the Treasury method for any unexercised options).

         For purposes of Section 6(b)(ii) the "sale price" in an ENVOY Liquidity Event shall be the fair market value, as determined in good faith by the board of directors of WebMD (and subject to the dispute resolution set forth below) on the day before the ENVOY Liquidity Event, of the consideration paid by the Acquirer acquiring all or substantially all of the assets of ENVOY. If WebMD elects to pay the Liquidity Event Price Difference in the form of the consideration received in an ENVOY Liquidity Event, the value of such consideration shall be the fair market value of such consideration as determined pursuant to the immediately preceding sentence.

         In the event Quintiles disputes the determination of the fair market value made by the board of directors of WebMD upon the occurrence of a Liquidity Event, then WebMD and Quintiles shall jointly appoint a nationally recognized accounting firm to determine such fair market value and such determination shall be final and binding upon the parties. In the event the parties cannot agree on the appointment of such accounting firm within ten (10) days of the commencement of the dispute, the parties agree that such appointment shall be referred to the American Arbitration Association for determination.

         If WebMD elects to pay the Liquidity Event Price Difference in the form of WebMD common stock, the value of each such share of common stock shall be the WebMD Share Price.

         7. Entry of Voluntary Dismissal with Prejudice

         Quintiles and WebMD shall cause their respective attorneys of record to sign and to present to the U.S. District Court for the Eastern District of North Carolina for entry of a conditional voluntary dismissal with prejudice in the form attached hereto as Exhibit 1 (the "Voluntary Dismissal"). Such Voluntary Dismissal shall be entered as soon as practicable after the Closing. Immediately upon approval and entry of the Voluntary Dismissal by the Court, the parties shall cause their respective attorneys of record to sign and file with the U.S. Court of Appeals for the 4th Circuit a motion voluntarily dismissing the Appeal with prejudice, with each side to bear its own costs and attorneys' fees, all in the form as attached hereto as Exhibit 4. Notwithstanding the entry of the Voluntary Dismissal, this Agreement and all terms and conditions hereof shall survive and be enforceable against the parties. In the event the Court declines to enter the Voluntary Dismissal in the form proposed, Quintiles and WebMD agree to retract the proposed Voluntary Dismissal, in which case WebMD and the other defendants shall not serve an Answer or otherwise respond to Quintiles' Amended Complaint, Quintiles shall not seek an entry of default or default judgment, the parties shall not engage in discovery, the parties shall cooperate in placing the Litigation and Appeal in abeyance during the Transition Period, and the parties shall, immediately after the expiration of the Transition Period, execute and file a stipulation of dismissal with prejudice of both the Litigation and Appeal wherein the parties shall each bear their own respective costs and attorneys' fees. In the event of a delay by the Court in entering the Voluntary Dismissal, WebMD shall consent to such motion or motions by Quintiles for extension(s) of time to file and serve Quintiles' responsive brief in the Appeal as Quintiles may reasonably require.

         8. Termination of Agreements

         Effective upon Closing, the parties agree as follows:

         (a) without further action the Data Rights Agreement will terminate and be of no further force or effect.

         (b) without further action the Temporary Addendum will terminate and be of no further force or effect.

         (c) without further action the Internet Agreement will terminate and be of no further force or effect.

         (d) without further action the Tax Sharing Agreement will terminate and be of no further force or effect. The parties hereby acknowledge and agree that Quintiles intends to claim all available federal, state and local income tax deductions for compensation expenses incurred with respect to the exercise of Quintiles stock options by any current or former employee of (or service provider to) ENVOY or any of its subsidiaries, and WebMD covenants not to file any tax returns or take any reporting positions inconsistent with this Section 8(d).

         (e) without further action the Warrant will terminate and be of no further force or effect.

         Following Closing, except as otherwise provided herein and notwithstanding any provisions to the contrary contained in any of the agreements so terminated (including without limitation survival provisions), there will be no outstanding obligations, including without limitation any payment obligations, on the part of either Quintiles or WebMD under any of the agreements so terminated.

         9. Transfer of Software

         (a) Upon Closing, WebMD will deliver the Software, as defined in the Temporary Addendum (including without limitation the MD-5 hashing program), in source code together with installation instructions, Initialization Vector documentation (as defined in the Temporary Addendum) and all other related documentation that ENVOY has prepared to Perot Systems Corporation, 12404 Park Central Drive, Dallas, Texas 75251, Attention: Mr. Paul Lake (the "Trusted Third Party"). WebMD will reasonably cooperate with Quintiles and the Trusted Third Party in connection with the delivery of the Software, installation on the Trusted Third Party's server and verification that the Software is successfully functioning after such installation.

         (b) Quintiles and the Trusted Third Party have executed an agreement, dated October 5, 2001, whereby the Trusted Third Party has agreed not to deliver the Software to Quintiles and not to re-identify any de-identified data.

         (c) WebMD will retain a copy of the Software as provided under the Software License Agreement, dated as of May 26, 2000 by and between the parties (the "Software License") solely to continue to de-identify data between the date hereof and March 1, 2002. Notwithstanding Section 6.1 of the Software License Agreement the license granted thereunder will extend until March 1, 2002. Section 6.2 of the Software License is further amended to require WebMD to (a) cease using the Software on March 1, 2002, and (b) certify to Quintiles within ten (10) days that (1) WebMD has, at the election of Quintiles, either delivered to the Trusted Third Party or destroyed all copies of the Software and (2) that the licensed copy has not been copied or used for any other purpose.

         10. Indemnification

         Effective upon Closing, without any further action by either party, WebMD and Quintiles agree to abide by the terms of the Indemnification and Contribution Arrangement incorporated herein by reference and attached hereto as
Exhibit 2 (the "Indemnification and Contribution Arrangement").

         11. Limitation of Liability

         Neither party will be liable to the other for indirect, incidental, consequential, punitive or special damages, including damages for lost profits, business interruption or loss of business information. This limitation will not apply (i) in the event WebMD willfully refuses to provide Quintiles with the data in accordance with the terms hereof, (ii) to the Indemnification and Contribution Arrangement, as described in Section 10 above, and (iii) to the confidentiality provisions relating to the protection of WebMD customer information.

         12. General Mutual Release

         (a) Upon Closing and except as provided in Section 12(d), WebMD (for itself and its subsidiaries, and its and their respective successors and assigns, and any persons or entities controlling, controlled by or under common control with, WebMD) and each of ENVOY, Martin J. Wygod and W. Michael Long (the "WebMD Releasors") hereby release and forever discharge Quintiles and Quintiles' directors, officers, shareholders, present and former parent corporations, present and former subsidiary corporations, present and former sister corporations, present and former affiliated entities, principals, employees, insurers, subrogors, subrogees, predecessors, successors, assigns, agents, attorneys, and any persons controlling, controlled by or under common control with, Quintiles (hereinafter the "Quintiles Released Parties"), from (i) any and all actions, causes of actions, suits, debts, dues, sums of money, accounts, costs, contracts, agreements, controversies, liens, damages, judgments, claims and demands whatsoever whether in law or in equity, whether known or unknown, which the WebMD Releasors ever had or now have against the Quintiles Released Parties, or any one or group of the Quintiles Released Parties, for any reason whatsoever and (ii) any and all actions, causes of actions, suits, debts, dues, sums of money, accounts, costs, contracts, agreements, controversies, liens, damages, judgments, claims and demands whatsoever whether in law or in equity, whether known or unknown, which the WebMD Releasors ever had, now have or may in the future have against the Quintiles Released Parties, or any one or group of the Quintiles Released Parties arising from or relating to:

                  (1) The Litigation (or matters which could have been alleged in the Litigation);

                  (2) The Appeal (or matters which could have been alleged in the Appeal);

                  (3) The Data Rights Agreement and the Temporary Addendum, including but not limited to any representation or warranty thereunder; any party's performance or non-performance of any obligation thereunder; the transmittal of data thereunder by WebMD to Quintiles; and any amount due and payable or alleged to be due and payable thereunder by any party;

                  (4) The Internet Agreement, including but not limited to any representation or warranty thereunder; any party's performance or non-performance any obligation thereunder; and any amount due and payable or alleged to be due and payable thereunder by any party;

                  (5) The Tax Sharing Agreement;

                  (6) The Warrant;

                  (7) Any claim arising in whole or in part from, or relating in any way to, the acquisition, purchase, ownership, sale or disposition of WebMD, ENVOY or Quintiles securities.

The release set forth in this Section 12 is agreed to by the WebMD Releasors with full knowledge and understanding on the part of the WebMD Releasors that there may be more serious consequences, damages, or injuries than alleged or perceived in the Litigation or the Appeal.

          (b) Upon Closing and except as provided in Section 12(d), Quintiles (for itself and its subsidiaries, and its and their respective successors and assigns, and any persons or entities controlling, controlled by or under common control with, Quintiles) and Dennis B. Gillings (the "Quintiles Releasors") hereby release and forever discharge WebMD and WebMD's directors, officers, shareholders, present and former parent corporations, present and former subsidiary corporations, present and former sister corporations, present and former affiliated entities, principals, employees, insurers, subrogors, subrogees, predecessors, successors, assigns, agents, attorneys, and any persons controlling, controlled by or under common control with, WebMD (including, but not limited to, ENVOY, Martin J. Wygod and W. Michael Long) (hereinafter the "WebMD Released Parties"), from (i) any and all actions, causes of actions, suits, debts, dues, sums of money, accounts, costs, contracts, agreements, controversies, liens, damages, judgments, claims and demands whatsoever whether in law or in equity, whether known or unknown, which the Quintiles Releasors ever had or now have against the WebMD Released Parties, or any one or group of the WebMD Released Parties, for any reason whatsoever and (ii) any and all actions, causes of actions, suits, debts, dues, sums of money, accounts, costs, contracts, agreements, controversies, liens, damages, judgments, claims and demands whatsoever whether in law or in equity, whether known or unknown, which the Quintiles Releasors ever had, now have or may in the future have against the WebMD Released Parties, or any one or group of the WebMD Released Parties arising from or relating to:

                  (1) The Litigation (or matters which could have been alleged in the Litigation);

                  (2) The Appeal (or matters which could have been alleged in the Appeal);

                  (3) The Data Rights Agreement and the Temporary Addendum, including but not limited to any representation or warranty thereunder; any party's performance or non-performance of any obligation thereunder; the transmittal of data thereunder by WebMD to Quintiles; and any amount due and payable or alleged to be due and payable thereunder by any party;

                  (4) The Internet Agreement, including but not limited to any representation or warranty thereunder; any party's performance or non-performance any obligation thereunder; and any amount due and payable or alleged to be due and payable thereunder by any party;

                  (5) The Tax Sharing Agreement;

                  (6) The Warrant;

                  (7) Any claim arising in whole or in part from, or relating in any way to, the acquisition, purchase, ownership, sale or disposition of WebMD, ENVOY or Quintiles securities.

The release set forth in this Section 12 is agreed to by the Quintiles Releasors with full knowledge and understanding on the part of the Quintiles Releasors that there may be more serious consequences, damages, or injuries than alleged or perceived in the Litigation or the Appeal.

         (c) The parties hereto acknowledge that the claims released herein encompass any and all claims that each party does not know or suspect to exist in its favor at the time of the release that, if known, might have affected that party's decision to enter into this Settlement Agreement and the mutual releases contained in this Section 12. As to any and all claims released herein, each party shall be deemed to have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of California Civil Code Section 1542, which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party shall be deemed to waive any and all provisions, rights and benefits conferred by any law or any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to Section 1542 of the California Civil Code. Each party may hereafter discover facts relating to the claims released herein in addition to or different from those which such persons believed to be true on the date of the execution of this Settlement Agreement. The claims released herein shall, nonetheless, be deemed to be fully, finally and forever settled and released upon the execution of this Settlement Agreement, without regard to the subsequent discovery or existence of such additional or different facts.

         (d) Nothing contained in this Section 12 shall release, acquit, discharge, waive, relinquish, diminish, or modify:

                  (1) Any obligation, covenant, representation or warranty by Quintiles or WebMD in this Agreement (including any exhibits or attachment hereto) or any instrument required to be executed pursuant to this Agreement;

                  (2) Any term or provision of the Voluntary Dismissal entered in the Litigation by the Court;

                  (3) WebMD's obligations to indemnify officers and directors as set forth in Section 8.12 of the Merger Agreement, except with respect to those matters that are subject to Quintiles' indemnification obligations described under the Indemnification and Contribution Arrangement;

                  (4) Quintiles' indemnification obligation in connection with the ENVOY class action litigation, as provided in Section 8.16 of the Merger Agreement and in Schedule 8.16 of the ENVOY Disclosure Letter delivered by Quintiles in connection with the Merger Agreement; or

                  (5) WebMD's obligations to indemnify Dennis B. Gillings, pursuant to WebMD's Certificate of Incorporation, By-laws and the Indemnification Agreement between WebMD and Dennis B. Gillings, as a result of his having been a director of WebMD, except with respect to those matters that are subject to Quintiles' indemnification obligations described under the Indemnification and Contribution Arrangement.

         13. Representations and Warranties by Quintiles

         Quintiles represents and warrants to WebMD as follows:

         (a) Quintiles has been represented in this matter by attorneys at law, whom it has selected; it has consulted its respective legal counsel as to the effects of this Agreement; it has received advice of its legal counsel as to the effects of this Agreement; and it has had full opportunity to seek any other advice it might consider to be desirable in connection with this matter.

         (b) Quintiles has fully investigated to its own satisfaction all facts surrounding the various claims, controversies, and disputes.

         (c) Quintiles has read this Agreement; it is entering into this Agreement freely and voluntarily; it has ascertained and weighed all facts and circumstances likely to influence its judgment herein; it has given due consideration to the provisions herein; it has been fully informed and has full knowledge of the terms, conditions, and effects of this Agreement; it thoroughly understands and consents to all provisions hereof; and it is fully satisfied with the terms of this Agreement.

         (d) No promise or agreement has been made by WebMD as a consideration for this Agreement except as herein recited, and the execution hereof has not been induced by any representation of WebMD except as herein recited.

         (e) Quintiles has all requisite power and authority to execute, deliver this Agreement and to perform the transactions contemplated herein; the execution, delivery and performance of his Agreement does not, and the consummation of the transactions contemplated herein will not, violate any provision of Quintiles' Articles of Incorporation or By-laws or any applicable law or regulation, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Quintiles or any of its Affiliates is a party or by which Quintiles or any of its Affiliates is bound.

         (f) Quintiles has duly and properly taken all action required by law, its Articles of Incorporation, its By-laws, or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein; and when so executed, this Agreement constitutes Quintiles' legal, valid and binding obligation in accordance with the terms hereof.

         (g) There has been no assignment, transfer, conveyance or other disposition, in whole or in part, of any of the accounts, actions, agreements, bills, bonds, causes of action, claims, contracts, controversies, covenants, damages, debts, demands, doings, dues, executions, expense, indemnities, judgments, liabilities, omission, promises, reckonings, suits, sums, sums of money, trespasses, and variances, in law or in equity, released, relieved, waived, relinquished, and discharged by this Agreement.

         (h) This Agreement, when duly executed by Quintiles and WebMD, will constitute legal, valid and binding obligations of Quintiles enforceable against it in accordance with its terms.

         (i) Quintiles is the true and lawful beneficial and record owner of the Shares and has good and marketable title thereto, free and clear of mortgages, pledges, liens, charges, security interests or other encumbrances (each, an "Encumbrance"). Quintiles has full right and power and authority to sell, transfer and deliver the Shares. Upon delivery of the purchase price as contemplated in Section 5 of this Agreement, Quintiles will transfer to WebMD valid and marketable title thereto, including all voting and other rights to the Shares, free and clear of all Encumbrances. The Shares constitute all of Quintiles' and its subsidiaries' shares of any class of stock, capital interest, ownership rights or securities of or in

WebMD, and after sale of the Shares, neither Quintiles nor any of its subsidiaries will have any interest in WebMD. There are no outstanding options, warrants, stock rights, agreements, contracts, puts, calls, commitments, pre-emptive rights, or demands of any character to which Quintiles or any of its subsidiaries is a party or under which Quintiles or its subsidiaries have any rights relating to any capital stock or other securities of WebMD, and, except for the restrictions contained in Section 8.13 of the Merger Agreement which have been waived by this Agreement, there are no agreements to which Quintiles is a party that restrict the transfer of shares or voting of the capital stock of WebMD held by Quintiles. Neither Quintiles nor any of its subsidiaries has granted to any person any proxies, powers of attorney, or similar rights or powers with respect to Shares.

         (j) Quintiles represents and warrants to WebMD that the Software will not be used to "re-identify" data, unless pursuant to U.S. Federal government instruction consistent with law where prior written notice (including a complete explanation of the government instruction and reasons for it) is provided to WebMD.

         (k) Quintiles has had access to such information from WebMD regarding the sale of the Shares as it has requested.

         (l) Quintiles has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the sale of the Shares.

         14. Representations and Warranties and Covenants by WebMD

         WebMD represents and warrants and covenants to Quintiles as follows:

         (a) WebMD has been represented in this matter by attorneys at law, whom it has selected; it has consulted its respective legal counsel as to the effects of this Agreement; it has received advice of its legal counsel as to the effects of this Agreement; and it has had full opportunity to seek any other advice it might consider to be desirable in connection with this matter.

         (b) WebMD has fully investigated to its own satisfaction all facts surrounding the various claims, controversies, and disputes.

         (c) WebMD has read this Agreement; it is entering into this Agreement freely and voluntarily; it has ascertained and weighed all facts and circumstances likely to influence its judgment herein; it has given due consideration to the provisions herein; it has been fully informed and has full knowledge of the terms, conditions, and effects of this Agreement; it thoroughly understands and consents to all provisions hereof; and it is fully satisfied with the terms of this Agreement.

         (d) No promise or agreement has been made by Quintiles as a consideration for this Agreement except as herein recited, and the execution hereof has not been induced by any representation by Quintiles except as herein recited.

         (e) WebMD has all requisite power and authority to execute, deliver this Agreement and to perform the transactions contemplated herein; the execution, delivery and performance of his Agreement does not, and the consummation of the transactions contemplated herein will not, violate any provision of WebMD's Articles of Incorporation or By-laws or any applicable law or regulation, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which WebMD or any of its Affiliates is a party or by which WebMD or any of its Affiliates is bound.

         (f) WebMD has duly and properly taken all action required by law, its Articles of Incorporation, its By-laws, or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein; and when so executed, this Agreement constitutes WebMD's legal, valid and binding obligation in accordance with the terms hereof.

         (g) There has been no assignment, transfer, conveyance or other disposition, in whole or in part, of any of the accounts, actions, agreements, bills, bonds, causes of action, claims, contracts, controversies, covenants, damages, debts, demands, doings, dues, executions, expense, indemnities, judgments, liabilities, omission, promises, reckonings, suits, sums, sums of money, trespasses, and variances, in law or in equity, released, relieved, waived, relinquished, and discharged by this Agreement.

         (h) This Agreement, when duly executed by Quintiles and WebMD, will constitute legal, valid and binding obligations of WebMD enforceable against it in accordance with its terms.

         (i) WebMD is an "accredited investor", as such term in defined in Regulation D promulgated under the Securities Act of 1933, as amended.

         (j) WebMD has had access to such information from Quintiles regarding the purchase of the Shares as it has requested.

         (k) WebMD has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the purchase of the Shares and is able to bear the economic risks of the purchase of the Shares, including without limitation, the risk of complete loss on its investment.

         (l) WebMD acquired its interest in the Shares for its own account for investment and not with a view to, or in connection with, any distribution of such interest.

         (m) WebMD has not acquired its interest in the Shares for another entity.

         15. Irreparable Harm

         Quintiles and WebMD each acknowledge that its failure to abide by the provisions of this Agreement would cause immediate and irreparable harm to the other, for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which either party may be entitled by virtue of the other party's failure to abide by these provisions, the injured party shall be entitled to equitable relief, including but not limited to preliminary and permanent injunctive relief and specific performance, for the other party's actual or threatened failure to abide by these provisions.

         16. Cooperation and Confidentiality

         Quintiles and WebMD hereby agree to cooperate fully in good faith to execute any and all supplementary documents and to take all additional actions not inconsistent with the terms set forth in this Agreement that are necessary and appropriate to give full force and effect to the terms and intent of this Agreement. Quintiles will not attempt to re-identify, or authorize third parties to attempt to re-identify, any de-identified data received from any WebMD Company, and will not disclose any confidential information of any WebMD Customer to any third party except pursuant to a binding confidentiality agreement with such third party, unless pursuant to U.S. Federal government instruction consistent with law where prior written notice (including a complete explanation of the government instruction and reasons for it) is provided to WebMD. Furthermore, Quintiles will not use any confidential information regarding the business relationship between WebMD and a WebMD Customer that it received from a

WebMD Company, such as claims transaction volume for such customer, for the purpose of engaging in the claims clearinghouse business or disclose such information to a claims clearinghouse.

         17. Compliance with Emergency Requests

         In the event that the U.S. government seeks to obtain certain data products from Quintiles to assist it in confronting a national emergency, the parties agree to work together in good faith for WebMD to provide Quintiles data for use in such data products, consistent with legal requirements. If Quintiles seeks compensation for providing such data products to the U.S. government, the parties agree to share the operating income generated from their sale as follows: 70% to Quintiles and 30% to WebMD. If the parties do not work together in this area, then no payments shall be due WebMD in such area. The parties acknowledge that this Section 17 is an expression of intent and neither party is bound by this Section 17 or obligated in any way with respect to it.

         18. Public Announcement

         Quintiles and WebMD hereby agree to issue the joint press release attached hereto as Exhibit 3 as soon as practicable following the execution of this Agreement.

         19. Binding Effect

         The warranties and representations contained in this Agreement and the documents referenced herein shall survive the Closing anticipated herein. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing herein shall be construed to limit Quintiles' right to transfer or assign to others for lawful use the data it receives hereunder or under the Data Rights Agreement. The individual Released Parties identified in Section 12 above and the Indemnified Parties identified in the Indemnification and Contribution Arrangement shall be intended third party beneficiaries with respect to the rights and obligations contained in the mutual release (in the case of such Released Parties) and Indemnification and Contribution Arrangement (in the case of such Indemnified Parties) and shall be entitled to rely upon and enforce the terms and conditions of that provision.

         20. Applicable Law

         This Agreement shall be governed by and shall be construed and interpreted according to the laws of the State of Delaware, without reference to any conflicts of law principles that would operate to make the internal laws of any other jurisdiction applicable and the parties consent to the exclusive jurisdiction and venue of the state and federal courts of Delaware to adjudicate any claims pursuant to this Agreement; provided however, that the Indemnification and Contribution Arrangement shall be governed by and shall be construed and interpreted according to the laws of the State of New York, without reference to any conflicts of law principles that would operate to make the internal laws of any other jurisdiction applicable and the parties consent to the exclusive jurisdiction and venue of the state and federal courts of New York to adjudicate any claims pursuant to the Indemnification and Contribution Arrangement.

         21. Entire Agreement

         This Agreement, together with the exhibits and attachments hereto, constitutes the entire understanding among and between the parties hereto concerning the subject matter set forth herein, and this Agreement supersedes any and all prior understandings, written or oral, and any and all contemporaneous oral understandings, pertaining to the subject matter set forth herein. The terms of this Agreement are contractual and not a mere recital.

         22. Modification

         This Agreement shall not be altered, amended, modified or rescinded except by an instrument in writing signed by each of the parties.

         23. Severability

         If, after the date hereof, any provision of this Agreement, is for any reason found or held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and such finding and/or holding shall not affect the legality, validity or enforceability of the remaining portions of this Agreement. In lieu of any such illegal, invalid or unenforceable provision, a substitute or similar provision that is legal, valid and enforceable shall be supplied by agreement of the parties, to the extent possible.

         24. Descriptive Headings

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         25. Drafting

         Each party acknowledges that it has participated in the negotiation and drafting of this Agreement, and agrees that this Agreement shall be construed without regard to the identity(s) of those who drafted the various provisions, that each and every provision of this Agreement shall be construed as though all of the parties participated equally in the drafting of them, and that any rule of construction that a document is to be construed against, interpreted less favorably toward, or applied to the disadvantage of any party hereto by reason of such person having or being deemed to have structured, dictated, or drafted such provision shall not apply to this Agreement.

         26. Counterparts

         This Agreement may be executed in two (2) counterpart copies, each of which shall be deemed an original for all purposes. In making proof of this Agreement, it shall not be necessary to produce or account in any way for the other counterpart copy.

         IN WITNESS WHEREOF, Quintiles and WebMD have executed this Agreement, by and through their duly authorized representatives, each intending to be legally bound.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

QUINTILES TRANSNATIONAL CORP.



By: /s/ Dennis Gillings        (Signature)
    --------------------------

Name: Dennis Gillings          (Printed/Typed)
      ------------------------

Title: Chairman
       -----------------------



ATTEST:

/s/ John Russell                                   (CORPORATE SEAL)
------------------------------
Secretary



STATE OF NORTH CAROLINA

COUNTY OF DURHAM

         I, a Notary Public, in and for said county and state, do hereby certify that John S. Russell, Secretary of QUINTILES TRANSNATIONAL CORP., personally appeared before me this day and acknowledged that by authority duly given and as the act of the corporation, the foregoing was signed in its name by its Secretary, sealed with its corporate seal and attested by its (Assistant) Secretary.

         Witness my hand and seal this 12th day of October, 2001.


                                  (signature illegible)
                                  -------------------------------
                                  Notary Public


(NOTARIAL SEAL)

My commission expires: 7/13/02
                       -------

WEBMD CORPORATION



By: /s/ Anthony Vuolo          (Signature)
    --------------------------

Name: Anthony Vuolo            (Printed/Typed)
      ------------------------

Title: Exec. VP & CFO
       -----------------------




ATTEST:

/s/ Lewis Leicher                              (CORPORATE SEAL)
------------------------------
(Assistant) Secretary



STATE OF NEW JERSEY

COUNTY BERGEN

         I, a Notary Public, in and for said county and state, do hereby certify that Lewis Leicher, (Assistant) Secretary of WEBMD CORPORATION, personally appeared before me this day and acknowledged that by authority duly given and as the act of the corporation, the foregoing was signed in its name by its Exec. VP & CFO, sealed with its corporate seal and attested by its (Assistant) Secretary.

         Witness my hand and seal this 12th day of October, 2001.


                                  /s/ Michelle Rea
                                  -------------------------------
                                  Notary Public


(NOTARIAL SEAL)

My commission expires: October 5, 2003
                       ---------------

ENVOY CORPORATION



By: /s/ Anthony Vuolo          (Signature)
    --------------------------

Name: Anthony Vuolo            (Printed/Typed)
      ------------------------

Title: Exec. VP & CFO
       -----------------------




ATTEST:

/s/ Charles A. Mele                           (CORPORATE SEAL)
------------------------------
(Assistant) Secretary



STATE OF NEW JERSEY

COUNTY BERGEN

         I, a Notary Public, in and for said county and state, do hereby certify that Charles A. Mele, (Assistant) Secretary of ENVOY CORPORATION, personally appeared before me this day and acknowledged that by authority duly given and as the act of the corporation, the foregoing was signed in its name by its Exec. VP & CFO, sealed with its corporate seal and attested by its (Assistant) Secretary.

         Witness my hand and seal this 12th day of October, 2001.


                                  /s/ Michelle Rea
                                  -------------------------------
                                  Notary Public


(NOTARIAL SEAL)

My commission expires: October 5, 2003
                       ---------------

         Each of the undersigned hereby agrees to be bound by the provisions of Sections 7 and 12 they relate to such:

         Undersigned:




/s/ Martin J. Wygod                         /s/ W. Michael Long
---------------------------------------     ------------------------------------
Martin J. Wygod, Individually                   W. Michael Long, Individually



/s/ Dennis B. Gillings
---------------------------------------
Dennis B. Gillings, Ph.D., Individually